EXHIBIT 4

                                             [EXECUTION COPY]



                              THIRD AMENDMENT


     THIS THIRD AMENDMENT, dated as of March 15, 1999 (this "Amendment"), is among AMC ENTERTAINMENT INC., a Delaware corporation (the "Borrower"), and the Lenders (as defined below) signatories hereto.


                           W I T N E S S E T H:

     WHEREAS, the Borrower, certain financial institutions from time to time parties thereto (collectively, the "Lenders"), The Bank of Nova Scotia as administrative agent for the Lenders (the "Administrative Agent") and Bank of America National Trust and Savings Association as documentation agent (the "Documentation Agent") are parties to the Amended and Restated Credit Agreement, dated as of April 10, 1997 ( as further amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the "Existing Credit Agreement"); and

     WHEREAS, the Borrower has requested that the Lenders amend the Existing Credit Agreement in certain respects, as described below; and

     WHEREAS, the Lenders have agreed, subject to the terms and conditions set forth herein, to amend the Existing Credit Agreement as set forth below (the Existing Credit Agreement, as amended by this Amendment, being referred to as the "Credit Agreement");

     NOW, THEREFORE, in consideration of the agreements herein contained, and for other valuable consideration receipt of which is hereby acknowledged, the parties hereto hereby agree as follows.


                                  PART I
                                DEFINITIONS

     SUBPART 1.1. Definitions. Terms for which meanings are provided in the Existing Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

                                  PART II
                            AMENDMENTS TO THE
                        EXISTING CREDIT AGREEMENT

     Effective on (and subject to the occurrence of) the Third Amendment Effective Date (as defined in Subpart 3.1), the Existing Credit Agreement is hereby amended in accordance with this Part.

     SUBPART 2.1. Amendments to Article I. Article I of the Existing Credit Agreement is hereby amended as set forth in Subparts 2.1.1 and 2.1.2.

     SUBPART 2.1.1. Section 1.1 of the Existing Credit Agreement is hereby amended by inserting the following definitions in such Section in the appropriate alphabetical sequence:

     "1999 Subordinated Note Indenture" means the Indenture dated as of January 27, 1999 pursuant to which the 1999 Subordinated Notes were issued between the Borrower and The Bank of New York as the trustee, as amended, supplemented or otherwise modified and in effect from time to time in accordance with Section 8.2.6.

     "1999 Subordinated Notes" means the Borrower's $225,000,000 9 1/2% Senior Subordinated Notes due 2011 issued pursuant to the 1999 Subordinated Note Indenture.

     "Actual Full Quarter Operating Cash Flow" of an Annualized
     Theatre means the sum of "Actual Operating Cash Flow" from such Annualized Theatre for each Included Quarter, as calculated in the manner set forth in Schedule III hereto, with any changes to such
     Schedule III being subject to the prior approval of the Required
     Lenders.

     "Annualization Factor" means the sum of annualization factors set forth below for Included Quarters:

     Fiscal Quarter ending March 31 of each year         0.21
     Fiscal Quarter ending June 30 of each year          0.21
     Fiscal Quarter ending September 30 of each year     0.32
     Fiscal Quarter ending December 31 of each year      0.26;

    provided, that with the prior approval of the Administrative Agent (but no more than one time in any four consecutive Fiscal Quarters), the Borrower may increase or decrease the Annualization Factor for any Fiscal Quarter by up to 0.02 (so long as the sum of the resulting Annualization Factors equals 1.00).

    "Annualized EBITDA" means, for the Borrower and its Consolidated Subsidiaries, as of the last day of any Fiscal Quarter (computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters),

              (a) Consolidated EBITDA; plus

              (b) Pro Forma EBITDA for Annualized Theaters; minus

              (c) Actual Full Quarter Operating Cash Flow attributable to such Annualized Theatres.

    Notwithstanding the foregoing, (i) Annualized EBITDA during any applicable period attributable to a particular theatre which was (x) permanently closed for business during a Fiscal Quarter or (y) acquired by the Borrower or a Consolidated Subsidiary during a Fiscal Quarter, shall be determined on a pro forma basis as if such closure or acquisition had occurred on the first day of the most recently completed period of four full Fiscal Quarters; and (ii) for purposes of calculating Annualized EBITDA, Consolidated Net Income shall be determined without giving effect to (x) costs incurred in connection with the permanent closing of any theatre during any applicable period, (y) costs incurred in connection with any newly opened theatre prior to such opening, or (z) gains or losses occurring in connection with any Asset Sale.

    "Annualized Theatres" means, for any period, newly constructed or acquired theatres identified to the Administrative Agent that have had more than one complete Fiscal Quarter of operation, but less than four complete Fiscal Quarters of operation (each, an "Annualized Theatre").

    "Included Quarter" means each full Fiscal Quarter that an Annualized Theatre was in operation during the measurement period.

    "Multiplex" means any theatre owned by the Borrower or its Subsidiary which has ten or less screens for viewing movies.

    "Pro Forma EBITDA for Annualized Theatres" means, for any period, the sum of the Pro Forma EBITDA for each Annualized Theatre, calculated on an Annualized Theatre by Annualized Theatre basis in accordance with the formula set forth below:

    Pro Forma EBITDA for
   each Annualized Theatre  =  Actual Full Quarter Operating Cash Flow
            Annualization Factor

    "Senior Leverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (i) Net Indebtedness (other than Subordinated
    Debt) of the Borrower and its Consolidated Subsidiaries as of such date to (ii) Annualized EBITDA of the Borrower and its Consolidated Subsidiaries for the four most recent Fiscal Quarters ended on such date.

    "Third Amendment" means the Third Amendment, dated as of March
     15, 1999,
    among the Borrower and the Lenders party thereto.

    "Third Amendment Effective Date" is defined in Subpart 3.1 of the Third Amendment.

    "Total Leverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (i) Net Indebtedness of the Borrower and its Consolidated Subsidiaries as of such date to (ii) Annualized EBITDA of the Borrower and its Consolidated Subsidiaries for the four most recent Fiscal Quarters ended on such date.

    SUBPART 2.1.2. Section 1.1 of the Existing Credit Agreement is hereby further amended as follows:

    (a) The definition of "Applicable Margin" is hereby amended in its entirety to read as follows:

    "Applicable Margin" means, (i) at all times prior to the Third Amendment Effective Date, the Applicable Margin determined in accordance with this Agreement (as in effect prior to the Third Amendment Effective Date), and (ii) from (and including) the Third Amendment Effective Date and thereafter, for any Loan, the amount indicated below for each type of Loan based upon the Applicable Margin Determination Ratio as computed on the Applicable Margin Determination Ratio Certificate most recently submitted pursuant to
    Section 8.1.1(f):

         Applicable Margin                LIBO Rate        Base Rate
         Determination Ratio              Loans            Loans
         Greater than or equal to 5.5:1   2.50%            1.50%
         Greater than or equal to 5:1
          and less than 5.5:1             2.25%            1.25%
         Greater than or equal to 4.5:1
          and less than 5:1               2.00%            1.00%
         Greater than or equal to 4:1
          and less than 4.5:1             1.75%            0.75%
         Greater than or equal to 3.5:1
          and less than 4:1               1.50%            0.50%
         Greater than or equal to 3:1
          and less than 3.5:1             1.25%            0.25%
         Greater than or equal to 2.5:1
          and less than 3:1               1.00%            0.00%
         Less than 2.5:1                  0.75%            0.00%.

              (b) The definition of "Asset Sale" is hereby amended by (i) re-lettering clauses (x), (y) and (z) of such definition as clauses (w), (x) and (y), (ii) deleting the word "and" prior to existing clause (z) and inserting a comma in its place and (iii) adding a new clause (z) to read as follows:

       "and (z) from time to time, for purposes of clause (z) of
       Section 8.2.14 and the requirement that Net Cash Proceeds be applied pursuant to the terms of this Agreement, sales or dispositions of Multiplex theatres."

              (c) The definition of "Capitalized Lease Obligation" is hereby amended by adding the following parenthetical phrase after the last word in such definition:

       "(together with Indebtedness in the form of operating leases entered into by the Borrower or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10)."

       (d) Clause (x) of the definition of "Cash Flow Coverage Ratio" is hereby amended by deleting the phrase "Consolidated EBITDA", and inserting the phrase "Annualized EBITDA" in its place.

       (e)  The lead in to the definition of "Subordinated Debt" and clauses
(A)(i) and (B)(i) of such definition are hereby amended in their entirety to read as follows:

       "Subordinated Debt" means the Old Subordinated Notes, the New Subordinated Notes and the 1999 Subordinated Notes, and Guaranties thereof as provided in the Old Subordinated Note Indenture, the New Subordinated Note Indenture and the 1999 Subordinated Note Indenture, and all other unsecured Indebtedness of the Borrower or any Guarantor for money borrowed



             (A) (i) which is subordinated in right of payment to the Liabilities (including any extensions or increases thereof and including all interest thereon accruing after the commencement of any proceedings referred to in Section 9.1.4) pursuant to subordination terms no less favorable to the Agents and Lenders than the subordination terms governing the New Subordinated Notes pursuant to the New Subordinated Note Indenture or the 1999 Subordinated Notes pursuant to the 1999 Subordinated Note Indenture,



            (B) (i) which is subordinated in right of payment to the Liabilities (including any extensions or increases thereof and including all interest thereon accruing after the commencement of any proceedings referred to in Section 9.1.4) pursuant to subordination terms (x) substantially similar to the subordination terms governing the New Subordinated Notes pursuant to the New Subordinated Note Indenture, or the 1999 Subordinated Notes pursuant to the 1999 Subordinated Note Indenture, or (y) prevalent in the market for similar types of transactions at the time such Subordinated Debt is issued,

       SUBPART 2.2. Amendment to Article II. The Borrower and the Lenders agree that the commitment fee payable pursuant to clause (a) of Section
2.3 of the Existing Credit Agreement shall, at all times prior to the Third Amendment Effective Date, be calculated as set forth in the Existing Credit Agreement and that from and after the Third Amendment Effective Date, the grid contained in such clause shall be amended in its entirety to read as follows:


              Applicable Margin
                 Determination Ratio              Rate
              Greater than or equal
                      to 4.5:1                    0.500%
                  Less than 4.5:1                 0.375%

              SUBPART 2.3. Amendments to Article VII. Article VII of the Existing Credit Agreement is hereby amended by adding a new Section 7.20, to read in its entirety as follows:

       SECTION 7.20. Year 2000. Each Loan Party has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by such Loan Party may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on such review and program, the Year 2000 Problem could not reasonably be expected to have a Materially Adverse Effect.

              SUBPART 2.4. Amendments to Article VIII. Article VIII of the Existing Credit Agreement is hereby amended in accordance with Subparts
2.4.1 through 2.4.5.

              SUBPART 2.4.1 Section 8.1.9 of the Existing Credit Agreement is hereby amended by deleting the clause "Net Senior Indebtedness to Consolidated EBITDA Ratio" each time it appears and replacing it with the clause "Senior Leverage Ratio".

              SUBPART 2.4.1. Section 8.2.3 of the Existing Credit Agreement is hereby amended by deleting existing clauses (a) and (c) of such Section, and inserting the following clauses in place thereof:

                   (a) the Total Leverage Ratio at the end of any Fiscal Quarter ending during any period set forth below to exceed the ratio set forth below across from such period:

                       Period                              Ratio
                   Third Amendment Effective Date
                  through (and including) March 29, 2001   6.0:1

                   March 30, 2001 through
                    (and including) March 28, 2002         5.5:1

                  Each Fiscal Quarter thereafter           5.0:1;

              (c) the Senior Leverage Ratio at the end of any Fiscal Quarter ending during any such period set forth below to exceed the ratio set forth below across from such period:

                        Period                             Ratio
              Third Amendment Effective Date
                  through (and including) March 29, 2001   4.00:1

              March 30, 2001 through
                    (and including) March 28, 2002         3.75:1

                  Each Fiscal Quarter thereafter           3.50:1;

 SUBPART 2.4.2. Clause (v) of Section 8.2.1 of the Existing Credit Agreement is hereby amended by deleting the number "$40,000,000" appearing in such clause and inserting the number "$75,000,000" in its place.

 SUBPART 2.4.3. Clause (iv) of Section 8.2.12 of the Existing Credit Agreement is hereby amended by deleting the number "$25,000,000" appearing in such clause and inserting the number "$50,000,000" in its place.

 SUBPART 2.4.4. Subclause (z) of clause (a) of Section 8.2.14 of the Existing Credit Agreement is hereby amended by deleting the number "$50,000,000" appearing in such clause and inserting the following in its place:

         "$50,000,000, provided, that on and after the Third Amendment Effective Date, the Net Cash Proceeds from all Asset Sales occurring prior to the Third Amendment Effective Date shall be disregarded when determining the amount of such Net Cash Proceeds."

       SUBPART 2.5. Amendment to Exhibit D  ("Form of Compliance
Certificate"). Exhibit D of the Existing Credit Agreement is amended in its entirety to read as set forth in Annex I hereto.

       SUBPART 2.6. Addition of Schedule III. The Existing Credit Agreement is hereby amended by adding the attached Schedule III as the new Schedule III to the Existing Credit Agreement.

                                 PART III
                        CONDITIONS TO EFFECTIVENESS

              SUBPART 3.1. Effective Date and Conditions. This Amendment shall become effective on the date (the "Third Amendment Effective Date") when each of the conditions set forth in this Part have been satisfied.

              SUBPART 3.1.1. Execution of Counterparts. The Administrative Agent shall have received counterparts of this Amendment duly executed and delivered on behalf of the Borrower and the Required Lenders.

              SUBPART 3.1.2.  Closing Certificate.   The Administrative Agent
shall have received a Compliance Certificate, showing compliance with the financial covenants set forth in Section 8.2.3 of the Credit Agreement, including the Total Leverage Ratio and the Senior Leverage Ratio.

              SUBPART 3.1.3. Resolutions. The Administrative Agent shall have received a certificate, dated the Third Amendment Effective Date, of the Secretary or an Assistant Secretary of the Borrower and each other Loan
Party as to:

             (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of the Loan Documents to be executed hereunder; and

             (b) the incumbency and signatures of those of its officers authorized to act with respect to this Amendment and each Loan Document executed by it;

upon which certificate the Administrative Agent and each Lender may conclusively rely until the Administrative Agent shall have received a further certificate of the Secretary or an Assistant Secretary of such Loan Party canceling or amending such prior certificate.

       SUBPART 3.1.4. Amendment Fee. The Administrative Agent shall have received an amendment fee (but only for the account of each Lender that has executed and delivered (including delivery by way of facsimile) a copy of this Amendment to the attention of Ms. Shannon Hales at Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019 (19th floor), telecopy number 212-262-1910 at or prior to 1:00 p.m. New York time on March 11, 1999) in the amount of 1/4 of 1% of such Lender's Commitment.

              SUBPART 3.1.5. Affirmation and Consent. The Administrative Agent shall have received an affirmation and consent in form and substance satisfactory to it, duly executed and delivered by each Guarantor.

              SUBPART 3.1.6. Legal Details, etc. All documents executed or submitted pursuant hereto shall be satisfactory in form and substance to the Administrative Agent and its counsel. The Administrative Agent and its counsel shall have received all information, and such counterpart originals or such certified or other copies of such materials, as the Administrative Agent or its counsel may reasonably request. All legal matters incident to the transactions contemplated by this Amendment shall be satisfactory to the Administrative Agent and its counsel.


                                  PART IV
                         MISCELLANEOUS PROVISIONS

       SUBPART 4.1. Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

       SUBPART 4.2. Loan Document Pursuant to Existing Credit Agreement. This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement.

              SUBPART 4.3. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

              SUBPART 4.4. Full Force and Effect; Limited Amendment. Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit
Agreement and the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing
Credit Agreement, any other Loan Document referred to therein or herein or of any transaction or further or future action on the part of the Borrower or any Obligor which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

       SUBPART 4.5. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTION 5-1401 AND 5-1402 OF THE
GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT
THE VALIDITY OR PERFECTION OF A SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE
LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

              SUBPART 4.6. Payment of Fees and Expenses. The Borrower hereby agrees to pay and reimburse the Administrative Agent for all its reasonable fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and related documents, including all reasonable fees and disbursements of counsel to the Administrative Agent.

              SUBPART 4.7. Execution in Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto, each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same agreement.

    SUBPART 4.8. Representations and Warranties. In order to induce the Lenders to execute and deliver this Amendment the Borrower hereby represents and warrants to the Lenders that
    (a) the execution, delivery and performance by it of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its Organic Documents or (ii) any law or contractual restriction binding on it;

    (b) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Amendment;

    (c) this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to the effect of (i) any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally, and (ii) the effect of general principles of equity; and

    (d) immediately after giving effect to this Amendment, no Default has occurred and is continuing, and all of the statements set forth in Section 6.2.1 and 6.2.2 of the Existing Credit
    Agreement are true and correct.

    SUBPART 4.9. Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provision hereunder.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers hereunto duly authorized as of the day and year first above written.

    AMC ENTERTAINMENT INC.


 By:                           /s/ Peter C. Brown
 Title:                        Co-Chairman of the Board,
                               President and Chief Financial
                               Officer


 THE BANK OF NOVA SCOTIA

 By:                           /s/ Ian A. Hodgart
 Title:                        Authorized Signatory



 BANK OF AMERICA NATIONAL TRUST
 AND SAVINGS ASSOCIATION


 By:                           /s/ Matthew J. Koening
 Title:                        Vice President



 THE BANK OF NEW YORK


 By:                           /s/ Authorized Signatory
 Title:                        Vice President



 THE MITSUBISHI TRUST AND BANKING
    CORPORATION


 By:                           /s/ Toshihiro Hayashi
 Title:                        Senior Vice President


 UNION BANK OF CALIFORNIA, N.A.


 By:                           /s/ Jenny Dongo
 Title:                        Assistant Vice President


 CANADIAN IMPERIAL BANK OF COMMERCE


 By:                           /s/ Harold Birk
 Title:                        Executive Director
                               CIBC Oppenheimer Corp. As Agent


 FIRST UNION NATIONAL BANK


 By:                           /s/ Authorized Signatory
 Title:                        Director


 CREDIT SUISSE FIRST BOSTON


 By:                           /s/ Judith E. Smith
 Title:                        Director

 By:                           /s/ Kristin Lepri
 Title:                        Associate


 BANK HAPOALIM, B.M.


 By
 Title:


  THE DAI-ICHI KANGYO BANK, LTD., CHICAGO
                               BRANCH


 By:                           /s/ Authorized Signatory
 Title:                        Vice President


 THE INDUSTRIAL BANK OF JAPAN, LIMITED


 By:                           /s/ Authorized Signatory
 Title:                        Vice President



 THE LONG-TERM CREDIT BANK OF JAPAN LTD.


 By:
 Title:



 THE SAKURA BANK, LIMITED


 By:                           /s/ Authorized Signatory
 Title:                        Joint General Manager



 STB DELAWARE FUNDING TRUST I


 By:                           /s/ Authorized Signatory
 Title:                        Assistant Vice President


        BANK BUMIPUTRA MALAYSIA BERHAD


 By:                           /s/ Abdul Kadir Mahmud
 Title:                        General Manager


 THE SUMITOMO BANK, LTD.


 By:                           /s/ John H. Kemper
 Title:                        Senior Vice President



 U.S. BANK NATIONAL ASSOCIATION


 By:                           /s/ Authorized Signatory
 Title:                        Commercial Banking Officer



 MORGAN GUARANTY TRUST
    COMPANY OF NEW YORK


 By:                           /s/ Gery Sampere
 Title:                        Vice President

                                  ANNEX I

                      Form of Compliance Certificate

 [TO COME]

                                                             SCHEDULE III

                          CALCULATION OF ACTUAL
                         FULL QUARTER OPERATING
                                CASH FLOW


THEATRE PROFILE

 THEATRE ______
 SCREENS______
 SEATS______

    Week __        Actual YTD Fiscal [1999][200_]

 Admissions      $_____________
 Concessions      _____________
 Other revenues   _____________
 TOTAL REVENUES                                 $_____________

 Film Exhibition Costs                           _____________

 Concession Costs                                _____________

 Total Operating Expenses                        _____________

 TOTAL COST OF OPERATIONS                        $
                                                 ============

OPERATING CASH FLOW
    BEFORE RENT                                  _____________

 Cash rent                                       _____________

 OPERATING CASH FLOW                             $
                                                  ============
________________________________________________________________________

                                                          ANNEX I

                                                      EXHIBIT D

                      COMPLIANCE CERTIFICATE


The Bank of Nova Scotia,
  as administrative
  agent under the Credit
  Agreement referred to below
  (the "Administrative Agent"),
600 Peachtree Street, N.E.
Suite 2700
Atlanta, Georgia  30308

      Re: Amended and Restated Credit Agreement, dated as of April 10, 1997 (together with all amendments, if any, thereafter from time to time made thereto, the "Credit Agreement"), among AMC Entertainment Inc., a Delaware corporation (the "Borrower"), the Lenders parties thereto and The Bank of Nova Scotia, as Administrative Agent (capitalized terms used but not defined herein having the respective meanings assigned thereto in the Credit Agreement)

Gentlemen/Ladies:

     The Borrower hereby certifies and warrants that as of ___, __ (the "Computation Date"):

      (a)the Total Leverage Ratio was approximately________ and in any event not more than______ to 1, as computed on Attachment 1 hereto, which [complies] [does not comply] with the requirements of clause (a) of Section 8.2.3 of the Credit Agreement which requires a maximum of ____ to 1;

      (b)the Cash Flow Coverage Ratio was approximately _______:1 and in any event not less than ___ :1, as computed on Attachment 1 hereto, which [complies] [does not comply] with the requirements of clause (b) of Section 8.2.3 of the Credit Agreement which requires a minimum of 1.40:1;

      (c)the Senior Leverage Ratio was approximately ____ :1 and in any event not more than ___ :1, as computed on Attachment 1 hereto, which (i) [complies] [does not comply] with the requirements of clause (c) of Section 8.2.3 of the Credit Agreement which requires a maximum of ____ to 1, and (ii) [requires] [does not require] the Borrower and each Guarantor to execute a Pledge Agreement or Subsidiary Pledge Agreement and take certain other actions pursuant to Section 8.1.9 of the Credit Agreement;

      (d)The aggregate principal amount of all Indebtedness incurred or existing pursuant to Section 8.2.1(v) of the Credit Agreement is $_____________, which [complies] [does not comply] with the requirements of Section 8.2.1(v) of the Credit Agreement, which requires a maximum principal amount of $75,000,000, as computed on Attachment 1 hereto;

      (e)The aggregate amount of all Investments made or outstanding pursuant to Section 8.2.11(vi) of the Credit Agreement is $__________, which [complies] [does not comply] with the requirements of Section 8.2.11(vi) of the Credit Agreement, which requires a maximum amount of $__________, as computed on Attachment 1 hereto;

      (f)The aggregate amount of all obligations Guarantied pursuant to Section 8.2.12(iv) of the Credit Agreement is $______, which [complies] [does not comply] with the requirements of Section 8.2.12(iv) of the Credit Agreement, which requires a maximum amount of obligations Guarantied of $50,000,000;

      (g)The aggregate amount of Net Cash Proceeds from all Asset
     Sales from and after December 27, 1995 for purposes of Section 8.2.14(a)(z) is $________ (as computed on Attachment 1 hereto) which [complies] [does not comply] with the requirements of Section 8.2.14(a)(z) of the Credit Agreement, which requires a maximum amount of $50,000,000; and

      (h)except as set forth in Attachment 2 hereto, no Default had occurred and was continuing.

 IN WITNESS WHEREOF, the Borrower has caused this Compliance
Certificate to be executed and delivered by its duly Authorized Officer this _____ day of ______ , _____.


 AMC ENTERTAINMENT INC.



 By:
      Title:
                               ATTACHMENT 1
                                    to
                    _  /_  /_   Compliance Certificate



I.  Total Leverage Ratio:

 1.Net Indebtedness:

 Outstanding principal amount of Indebtedness of
 the Borrower and its Consolidated Subsidiaries
 (determined on a consolidated basis) as of the
 Computation Date. . . . . . . . . . . . . . . . . . .$_________

 minus

 cash and Cash Equivalents of the Borrower and
 its Consolidated Subsidiaries (determined on a
 consolidated basis) at such date. . . . . . . . . . .$_________

 equals

 Net Indebtedness of the Borrower and its
 Consolidated Subsidiaries (determined on a
 consolidated basis) as of the Computation Date. . . .$_________

2.  Annualized EBITDA (the sum of 2(a) plus 2(b) minus 2(c) below)$__________

(a) Consolidated EBITDA for purposes of computing Annualized EBITDA
equals (insert from (a)(xiii) below)         . . . . .$________

     (i) Consolidated Net Income of the Borrower and its Consolidated Subsidiaries as of the Computation Date for the four Fiscal Quarters then ended . . . . . . . . . . . . . . . . . . . . . . .$________

     plus (to the extent deducted in determining such Consolidated Net Income)

          (ii) income taxes of the Borrower and its Consolidated Subsidiaries paid or accrued in accordance with GAAP (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses) for such period . .$________

     (iii) Consolidated Interest Expense of the
     Borrower and its Consolidated Subsidiaries for
     such period . . . . . . . . . . . . . . . . . . . .$________

     (iv) depreciation expense of the Borrower and its Consolidated Subsidiaries for such period . . .$________

     (v) amortization expense (including
     amortization of capitalized debt issuance
     costs) of the Borrower and its Consolidated
     Subsidiaries for such period. . . . . . . . . . . .$________

     (vi) other non-cash charges of the Borrower and
     its Consolidated Subsidiaries (including non-
     cash expenses recognized in accordance with
     SFAS No. 106) for such period . . . . . . . . . . .$________

     (vii) Sum of (a)(i) through (a)(vi) - Consolidated EBITDA$________

adjusted for:

     (viii) costs incurred in connection with the
     permanent closing of any theatre during any
     applicable period . . . . . . . . . . . . . . . . .$________

     (ix)  costs incurred in connection with any
     newly opened theatre during any applicable
     period. . . . . . . . . . . . . . . . . . . . . . .$________

     (x) gains or losses occurring in connection with any Asset Sale$________

     (xi) Actual Operating Cash Flow attributable to closed theatres$________

     (xii) Sum of (a)(viii) through (a)(xi). . . . . . .$________

     (xiii) Difference between (a)(vii) and (a)(xii) . .$________

(b) Pro Forma EBITDA for Annualized Theaters equals (insert from box
(b)(iii) below). . . . . . . . . . . . . $_____________

     (i) Actual Full Quarter Operating Cash Flow. . . . . . .$________

divided by

     (ii) Annualization Factor . . . . . . . . . . . . . ________

equals

     (iii) . . . . . . . . . . . . . . . . . . . . . . .$________

(c) Actual Full Quarter Operating Cash Flow attributable to such Annualized Theatres equals sum of Actual Operating Cash Flow from each such Annualized Theatre for each Included Quarter calculated in the manner set forth in Schedule III to the Credit Agreement$________

3.   Total Leverage Ratio:

     the ratio of Item I.1 to Item I.2 . . . . . . . . ________:1

II.  Cash Flow Coverage Ratio:

1.   Annualized EBITDA
     (Item I.2 above). . . . . . . . . . . . . . . . . .$________

2.   (i) Consolidated Interest Expense of the
     Borrower and its Subsidiaries as of the
     Computation Date for the four most recent
     Fiscal Quarters then ended plus (ii) the
     current portion of Indebtedness with an
     original maturity exceeding one year (other
     than the portion of the Liabilities to be paid
     in connection with the scheduled reduction of
     the Total Commitment Amount on the Commitment
     Termination Date) plus (iii) the amount of all
     cash dividends paid on Capital Stock by the
     Borrower or its Subsidiaries to Persons other
     than the Borrower, any Guarantor or any Wholly-
     Owned Subsidiary during such four Fiscal
     Quarters plus (iv) amounts paid by the Borrower
     or its Subsidiaries to Persons other than the
     Borrower, any Guarantor or any Wholly-Owned
     Subsidiary in respect of optional repurchases
     and redemptions of Subordinated Debt (other
     than the Old Subordinated Notes) and Capital
     Stock (other than certain amounts with respect
     to the repurchase of AMC Philadelphia Capital
     Stock as provided in the Credit Agreement)
     during such four Fiscal Quarters plus (v)
     additional amounts paid during the four Fiscal
     Quarters then ended with respect to Capitalized
     Lease Obligations attributable to principal
     (without duplication of amounts in clause (ii)
     above). . . . . . . . . . . . . . . . . . . . . . .$________

3.   Cash Flow Coverage Ratio:

     The ratio of Item II.1 to Item II.2 . . . . . . . ________:1


III. Senior Leverage Ratio:

   1.Net Indebtedness:

     (a)  Item I.1 above . . . . . . . . . . . . . . . .$________

     (b) Subordinated Debt of the
     Borrower and its Consolidated
     Subsidiaries. . . . . . . . . . . . . . . . . . . .$________

     (c) Difference between
     1(a) and 1(b):. . . . . . . . . . . . . . . . . . .$________

2. Annualized EBITDA of the Borrower and its Consolidated Subsidiaries for the Four Quarters preceding the Computation Date
     (Item I.2 above). . . . . . . . . . . . . . . . . .$________

3.   Senior Leverage Ratio:

     the ratio of Item III.1(c) to Item III.2. . . . . ._______:1


  IV.Indebtedness:

1.   Indebtedness of the Borrower or Subsidiaries to
     Persons other than the Borrower or any
     Subsidiary pursuant to Section 8.2.1(v) of the
     Credit
     Agreement . . . . . . . . . . . . . . . . . . . . .$________

2.   $75,000,000 . . . . . . . . . . . . . . . . . . .$75,000,000

     3.   Item IV.1 less Item IV.2 . . . . . . . . . . .$________

   V.Investments:

1.   Investments by the Borrower or any Subsidiary
     pursuant to Section 8.2.11(vi) of the Credit
     Agreement . . . . . . . . . . . . . . . . . . . . .$________

2.   $100,000,000  . . . . . . . . . . . . . . . . . . .$________

3.   The greater of (i) 25% of Free Cash Flow or
     (ii) 50% of Consolidated Net Income (or 100% of
     Consolidated Net Income if a loss) calculated
     on a cumulative basis from December 27, 1995 to
     the Computation Date  . . . . . . . . . . . . . . .$________

4.   The aggregate Net Cash Proceeds from the
     issuance or sale of Capital Stock (excluding
     Disqualified Stock) of the Borrower to any
     Person (other than a Subsidiary) from December
     27, 1995 to the Computation Date  . . . . . . . . .$________

5.   With respect to any such Investment made after
     December 27, 1995, an amount equal to the
     lesser of the return of cash with respect to
     such Investment and the initial amount of such
     Investment, in either case, less the cost of
     disposition of such Investment. . . . . . . . . . .$________

6.   Item V.2 plus (or minus if a negative number)
     Item V.3 plus Item V.4 plus Item V.5. . . . . . . .$________

  VI.Asset Sales:

1.   Aggregate Net Cash Proceeds from all Asset
     Sales from and after the Third Amendment
     Effective Date (including the Fair Market Value
     of property received by the Borrower or any
     Subsidiary in any like kind exchange of
     theatres) . . . . . . . . . . . . . . . . . . . . .$________

2.   Aggregate Net Cash Proceeds of all Asset Sales
     where the assets sold in such Asset Sale were
     contemporaneously leased back to the Borrower
     or the applicable Subsidiary on fair market
     terms from and after the Third Amendment
     Effective Date  . . . . . . . . . . . . . . . . . .$________

3.   Aggregate Net Cash Proceeds of sales of Capital
     Stock of Subsidiaries from and after the Third
     Amendment Effective Date  . . . . . . . . . . . . .$________

4.   Item VI.1 less Item VI.2 less Item VI.3 (must
          be less than $50,000,000) . . . . . . . . . . . . .$________
                           ATTACHMENT 2
                                to
                 __/__/__  Compliance Certificate



     [Describe Defaults, if any, continuing on the Computation Date; if no Defaults were so continuing, indicate "None"]

                                                        EXHIBIT G


        APPLICABLE MARGIN DETERMINATION RATIO CERTIFICATE


The Bank of Nova Scotia,
  as administrative
  agent under the Credit
  Agreement referred to below
  (the "Administrative Agent"),
600 Peachtree Street, N.E.
Suite 2700
Atlanta, Georgia  30308

Attention:  F.C.H. Ashby, Senior Assistant Agent

     Re: Amended and Restated Credit Agreement, dated as of April 10, 1997 (together with all amendments, if any, thereafter from time to time made thereto, the "Credit Agreement"), among AMC Entertainment Inc., a Delaware corporation (the "Borrower"), the Lenders parties thereto and The Bank of Nova Scotia, as Administrative Agent (capitalized terms used but not defined herein having the respective meanings assigned thereto in the Credit Agreement)

Gentlemen/Ladies:

     The Borrower hereby certifies and warrants that as of
_________,____    (the "Determination Date"), the Applicable Margin
Determination Ratio was _____   :1, as computed below:

5.   Net Indebtedness of the Borrower and its
     Consolidated Subsidiaries as of the Determination
     Date. . . . . . . . . . . . . . . . . . . . . . . .$________

6. Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for the four Fiscal
     Quarters ending on the last day of the Fiscal
     Quarter preceding such Determination Date as shown in the most recently delivered Compliance
     Certificate (the "Measurement Period"):

     Consolidated Net Income of the Borrower and its
     Consolidated Subsidiaries during the Measurement
     Period. . . . . . . . . . . . . . . . . . . . . . .$________

     plus (to the extent deducted in determining
     Consolidated Net Income)

     (i) income taxes of the Borrower and its
     Consolidated Subsidiaries  paid or accrued during
     the Measurement Period in accordance with GAAP
     (other than income taxes attributable to
     extraordinary, unusual or non-recurring gains or
     losses) . . . . . . . . . . . . . . . . . . . . . .$________

     (ii) Consolidated Interest Expense of the Borrower
     and its Consolidated Subsidiaries during the
     Measurement Period. . . . . . . . . . . . . . . . .$________

     (iii) depreciation expense of the Borrower and its
     Consolidated Subsidiaries during the Measurement
     Period. . . . . . . . . . . . . . . . . . . . . . .$________

     (iv) amortization expense (including amortization of
     capitalized debt issuance costs) of the Borrower and
     its Consolidated Subsidiaries during the Measurement
     Period. . . . . . . . . . . . . . . . . . . . . . .$________

     (v) other non-cash charges of the Borrower and its
     Consolidated Subsidiaries during the Measurement
     Period (including non-cash expenses recognized in
     accordance with SFAS No. 106) . . . . . . . . . . .$________

     Total . . . . . . . . . . . . . . . . . . . . . . .$________

7.   Applicable Margin Determination Ratio (ratio of
     Item 1 to Item 2) . . . . . . . . . . . . . . . . .____   :1

8. Based on the Applicable Margin Determination Ratio set forth above and, with respect to Applicable
     Margin for LIBO Rate Loans and Base Rate Loans, the
     Net Senior Indebtedness to Consolidated EBITDA Ratio:

     (i) Applicable Margin for LIBOR Rate Loans. . . . .________%

     (ii) Applicable Margin for Base Rate Loans. . . . .________%

     (iii) Commitment fee percentage . . . . . . . . . .________%

     (iv) Letter of Credit fee percentage. . . . . . . .________%

     Except as set forth in Attachment 1 hereto, no Default had occurred and was continuing as of the Determination Date.

     IN WITNESS WHEREOF, the Borrower has caused this Applicable Margin Determination Ratio Certificate to be executed and delivered by its duly
Authorized Officer this ______  day of _______ , _____    .


              AMC ENTERTAINMENT INC.


              By:
              Title:

                           ATTACHMENT 1
                                to
    __/__/__ Applicable Margin Determination Ratio Certificate




     [Describe Defaults, if any, continuing on the Determination
     Date; if no Defaults were so continuing, indicate "None"]